Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation, in the Form S-1 Registration Statement for the registration of $11,500,000 in Series B Cumulative Preferred Stock dated June 8, 2020 of FAT Brands Inc., of our report dated March 29, 2019, relating to our audits of the consolidated financial statements of FAT Brands Inc. and Subsidiaries as of December 30, 2018 and for the year then ended.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Form S-1 Registration Statement.

/s/ Hutchinson and Bloodgood LLP

Glendale, California
June 8, 2020